Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FIRST QUARTER 2018 RESULTS
AND QUARTERLY DISTRIBUTION OF $0.10 PER UNIT
HOUSTON, April 30, 2018 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.10 ($0.40 annualized) payable on May 17, 2018, to unitholders of record as of May 10, 2018.
The Partnership also announced its results for the first quarter ended March 31, 2018, which included the following items:

•
Operating revenues of $335.4 million, a 9% decrease from $367.0 million in the comparable 2017 period. Excluding items offset in fuel and transportation expense, operating revenues were $331.0 million, a 5% decrease from $347.8 million in the comparable 2017 period;

•	Net income of $97.2 million, a 19% decrease from $119.3 million in the comparable 2017 period;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $224.4 million, a 9% decrease from $246.2 million in the comparable 2017 period; and

•	Distributable cash flow of $159.9 million, a 9% decrease from $176.1 million in the comparable 2017 period.

Effective January 1, 2018, the Partnership implemented the new revenue recognition standard, which did not have a material impact on operating revenues. Compared with the first quarter of 2017, the Partnership’s first quarter of 2018 results were unfavorably impacted primarily by contract restructuring and market conditions related to the Partnership’s storage and PAL services.
Capital Program
Growth capital expenditures were $86.7 million and maintenance capital expenditures were $24.2 million for the three months ended March 31, 2018.
Conference Call
The Partnership has scheduled a live webcast and conference call for April 30, 2018, at 9:30 a.m. Eastern Time to review the quarterly results, current market conditions and distribution amount. The earnings webcast may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (855) 793-3255 for callers in the U.S. or (631) 485-4925 for callers outside the U.S. The Conference ID to access the call is 4269513.
Replay
An online replay will be available on the Boardwalk website immediately following the call.

Exhibit 99.1

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the midstream portion of the natural gas and natural gas liquids industry. Distributable cash flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements as an approximation of net operating revenues generated by the Partnership, that when realized in cash, will be available to be distributed to its unitholders and general partner.

EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA and distributable cash flow are not necessarily comparable to similarly titled measures of another company.
Tax Notification
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100% of Boardwalk’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Boardwalk’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that primarily transports and stores natural gas and liquids for its customers. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2018	2017
Operating Revenues:
Transportation	$298.5	$313.3
Storage, parking and lending	25.1	28.8
Other	11.8	24.9
Total operating revenues	335.4	367.0
Operating Costs and Expenses:
Fuel and transportation	4.4	19.2
Operation and maintenance	46.4	40.4
Administrative and general	32.1	35.1
Depreciation and amortization	82.9	80.6
Gain on sale of assets	(0.4)	—
Taxes other than income taxes	29.3	27.4
Total operating costs and expenses	194.7	202.7
Operating income	140.7	164.3
Other Deductions (Income):
Interest expense	44.1	46.2
Interest income	—	(0.1)
Miscellaneous other income, net	(0.8)	(1.3)
Total other deductions	43.3	44.8
Income before income taxes	97.4	119.5
Income taxes	0.2	0.2
Net income	$97.2	$119.3
Net Income per Unit:
Net income per common unit	$0.38	$0.47
Weighted-average number of common units outstanding	250.3	250.3
Cash distribution declared and paid to common units per common unit	$0.10	$0.10

Exhibit 99.1

The following table presents a reconciliation of the Partnership's EBITDA and distributable cash flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended March 31,
	2018	2017
Net income	$97.2	$119.3
Income taxes	0.2	0.2
Depreciation and amortization	82.9	80.6
Interest expense	44.1	46.2
Interest income	—	(0.1)
EBITDA	224.4	246.2
Less:
Cash paid for interest, net of capitalized interest (1)	40.2	44.7
Maintenance capital expenditures	24.2	24.6
Other(2)	0.1	0.8
Distributable Cash Flow	$159.9	$176.1

(1)	The three months ended March 31, 2017, includes $1.5 million of payments related to the settlement of interest rate derivatives.

(2)	Includes other non-cash items, such as the net gain on sale of operating assets and the related proceeds and the equity component of allowance for funds used during construction.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended March 31, 2018, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$97.2
Declared distribution	25.5	$25.0	$0.5
Assumed allocation of undistributed net income	71.7	70.3	1.4
Assumed allocation of net income attributable to limited partner unitholders and general partner	$97.2	$95.3	$1.9
Weighted-average units outstanding		250.3
Net income per unit		$0.38

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended March 31, 2017, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$119.3
Declared distribution	25.5	$25.0	$0.5
Assumed allocation of undistributed net income	93.8	91.9	1.9
Assumed allocation of net income attributable to limited partner unitholders and general partner	$119.3	$116.9	$2.4
Weighted-average units outstanding		250.3
Net income per unit		$0.47

SOURCE:    Boardwalk Pipeline Partners, LP

INVESTOR CONTACTS:
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
ir@bwpmlp.com
or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer and Treasurer